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                      ECOMETRY CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        SMITH-GARDNER & ASSOCIATES, INC.

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned President of Smith-Gardner & Associates, Inc., a Florida corporation (the "Corporation"), hereby executes and submits for filing with the Department of State, State of Florida these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation to read as follows:


                                ARTICLE I - NAME

         The name of this corporation is ECOMETRY CORPORATION.

         Except as hereby amended, the Amended and Restated Articles of Incorporation of the Corporation shall remain the same.

         This Amendment shall be effective upon its filing with the Florida Department of State.

         The foregoing amendment was adopted by the Board of Directors of the Corporation at a Board of Directors Meeting held on September 14, 2000 and by a majority of the Shareholders of the Common Stock of the Corporation at a Special Meeting of Shareholders held on November 10, 2000. Therefore, the number of votes cast for the amendment was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 29th day of November, 2000.

                                          SMITH-GARDNER & ASSOCIATES, INC.




                                          By: /s/ John Marrah
                                             ----------------------------------
                                             John Marrah
                                             President






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